Exhibit 10.1
LETTER AGREEMENT
April 26, 2024
Oaktree Specialty Lending Corporation (the “Company”)
333 South Grand Avenue, 28th Floor
Los Angeles, California 90071
Re: Fee Waiver Agreement
This Letter Agreement documents the waiver by Oaktree Fund Advisors, LLC (the “Adviser”) of certain Base Management Fees payable to it by the Company pursuant to the Second Amended and Restated Investment Advisory Agreement between the Company and the Adviser, dated January 23, 2023 (the “Investment Advisory Agreement”), as set forth therein. Defined terms used but not defined in this Letter Agreement shall have the meanings set forth in the Investment Advisory Agreement.
The Adviser hereby waives an aggregate of $3.0 million of Base Management Fees payable to it by the Company under the Investment Advisory Agreement for the six-month period ending June 30, 2024 at a rate of $1.5 million per quarter, with such amount to be inclusive of Base Management Fees previously waived under the Investment Advisory Agreement.
In addition, effective as of July 1, 2024, the Adviser hereby waives all Base Management Fees payable to it by the Company under the Investment Advisory Agreement in excess of an annual rate of 1.00% of the Company’s gross assets, including any investments made with borrowings, but excluding any cash and cash equivalents. For the avoidance of doubt, any calculation of a Base Management Fee waiver pursuant to the immediately preceding sentence shall be net of all other waivers of the Base Management Fee agreed to by the Adviser on or prior to the date hereof, including the waiver of Base Management Fees set forth in the Investment Advisory Agreement.

This Letter Agreement shall terminate upon the termination of the Investment Advisory Agreement. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended.
Sincerely,
Oaktree Fund Advisors, LLC

By:     /s/ Mary Gallegly
Name:    Mary Gallegly
Title:    Managing Director

By:     /s/ Armen Panossian
Name:    Armen Panossian
Title:    Managing Director

ACKNOWLEDGED AND ACCEPTED
Oaktree Specialty Lending Corporation
By: /s/ Armen Panossian
Name:    Armen Panossian
Title:    Chief Executive Officer